Exhibit 10.3

June 19, 2013

John A. Reed

1062 Mill Creek Manor, NE

Atlanta, GA 30319

Dear John,

I’m delighted to officially offer you the position of Chief Information Officer (CIO), reporting to me.

I have very much enjoyed getting to know you over the recent months, and am excited about the prospect of you joining us.

This letter will outline the major responsibilities and compensation related to this position.

CIO

This role will have overall responsibility for FleetCor’s IT group globally.

Major responsibilities will include:

1.	GFN – Improve GFN effectiveness, specifically,

¡	Speed at which we deliver enhancements and new releases

¡	The quality of the application and its implementation

¡	The depth and diversity of the development team and its supporting contractor base

¡	The efficiency/cost to enhance, operate, and support GFN globally

2.	Reliability Standards –

¡	Meet or exceed reliability standards for all global systems: GFN and legacy

¡	Ensure disaster recovery systems are in place

3.	IT Budget – Control IT spend by ensuring global expense and CAPEX budgets are met

4.	New Applications – Explore new technologies, such as, mobile, third party systems to ensure FleetCor applications stay relevant

5.	Potential Acquisitions – complete rigorous due diligence of all systems of acquisition targets

6.	Legacy Systems – ensure legacy systems continue to perform and/or are migrated to GFN as appropriate

7.	Regulatory Standards – Ensure FleetCor’s systems meet all SOX requirements

5445 Triangle Parkway | Norcross, GA 30092 | 800.877.9019

Compensation

Your compensation plan will consist of the following:

Salary: Your annual salary will be $300,000. This will be payable bi-weekly according to the company’s payroll schedule.

Bonus: Your annual bonus target will be $100,000 (33% of your salary). Your 2013 bonus will be prorated based upon your actual start date.

Thus your annual total cash compensation target is $400,000.

Stock: You will be granted both restricted shares and stock options under our 2010 Equity Compensation Plan.

Restricted Stock: You will participate in the annual Executive Restricted Stock Program, in which executives earn restricted stock based on the achievement of our annual cash EPS budget. The 2013 program provides a 3,000 share opportunity. You will be granted 1,500 (prorated for your start date) subject to Compensation Committee approval.

Stock Options: You will be granted 50,000 stock options which will time-vest evenly over 4 years. Your option grant will carry an exercise price equal to FMV at the time of grant. This stock option grant will require Compensation Committee approval.

Please find attached a worksheet illustration to help you better estimate the potential value of these grants.

Benefits: You will be entitled to participate in the executive benefit program at no cost to you. Benefits include three weeks paid vacation per year. Crystal Williams will provide details outlining eligibility, coverage level, etc.

Non-compete: Like all company executives, you will be required to sign the company’s non-compete / non-solicitation agreement (for fleet cards) as a condition of your employment.

Severance: Our executive severance policy is 6 months salary continuation (e.g. does not include target bonus) in the unlikely event of termination not for cause. [Note: Termination for cause carries no severance.]

John, we are very excited about the prospect of you joining us. Your experience, style, energy and ideas will give you the opportunity to be a great success at FleetCor.

I can also promise that FleetCor will be an interesting and fast paced environment. I look forward to you potentially joining us on July 1, 2013.

Please let me know if I can answer any additional questions regarding the role, our offer, or the company in general.

5445 Triangle Parkway | Norcross, GA 30092 | 800.877.9019

Please sign and return this offer of employment to me if it is agreeable to you.

Best Regards,

Ronald F. Clarke
Chairman and CEO
FleetCor

Accepted and Agreed To:

/s/ John A. Reed	Date:	6/21/2013
John A. Reed

5445 Triangle Parkway | Norcross, GA 30092 | 800.877.9019